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                                                                    EXHIBIT 99.1

                       S&P MANAGED FUTURES INDEX FUND, LP
                           c/o RefcoFund Holdings, LLC
                           One World Financial Center
                          200 Liberty Street - Tower A
                            New York, New York 10281

October 17, 2005

Re:  CURRENT STATUS OF FUND OPERATIONS

Dear Investor:

I am writing to inform you of certain recent developments concerning your investment in the S&P Managed Futures Index Fund, LP (the "Fund") and the management activities of RefcoFund Holdings, LLC, the general partner of the Fund (the "General Partner").

On October 10, 2005, Refco, Inc., the ultimate parent of the General Partner, announced that it had discovered through an internal review a receivable owed to Refco, Inc., by an entity controlled by Phillip R. Bennett, the then Chief Executive Officer and Chairman of the Board of Directors of Refco, Inc., in the amount of approximately $430 million. Mr. Bennett has been charged with securities fraud in connection with this matter and various actions have been filed against Refco, Inc. Thereafter, on October 13, 2005, Refco, Inc., announced that the liquidity within Refco Capital Markets, Ltd. ("RCM") was no longer sufficient to continue operations, and that RCM had imposed a fifteen
(15) day moratorium on all of its activities in an attempt to protect the value of that enterprise.

Although the Fund's assets are not held directly with Refco, Inc., one of Refco, Inc.'s affiliated entities, Refco, LLC, did indirectly serve as the futures commission merchant through the Fund's investment in the SPhinX Managed Futures Fund SPC (the "SPhinX Fund"). In addition, a portion of the Fund's assets (less than 3%, based upon current market value) was indirectly exposed to RCM through a number of foreign currency contracts held within the portfolios of the SPhinX Fund. The SPhinX Fund does not expect to be able to unwind such foreign currency contracts with RCM during the moratorium described above.

In light of the events outlined herein, the SPhinX Fund is in the process of moving all of the assets from Refco, LLC, and has engaged Lehman Brothers and its affiliated entities to act in this capacity. The SPhinX Fund expects that by the close of business on October 17, 2005, it will no longer have assets on deposit with Refco, LLC and, pending the release of the portion of assets currently subject to the moratorium, will no longer have assets on deposit with RCM. The SPhinX Fund anticipates moving the remaining assets as soon as the moratorium is lifted.

The General Partner does not believe that the moratorium will have a material impact upon the operations of the Fund or the SPhinX Fund, or either's ability to satisfy a request for redemption. In this regard, the operations of the Fund and the SPhinX Fund, including the trading activities of the underlying asset managers, have continued with minimal interruption. Investors are cautioned, however, that there can be no assurances (i) that the moratorium will not be extended, (ii) that the SPhinX Fund will have access to any or all of its assets in accounts held at RCM
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after the moratorium is lifted, (iii) with respect to the amount or value of those assets, when and if the SPhinX Fund obtains them, or (iv) the effect upon the SPhinX Fund of future actions by RCM or others, any of which may ultimately impact the SPhinX Fund's ability to value that portion of its assets held at RCM and/or delay the payment of an investor's pro rata share of such assets upon redemption. In particular, the SPhinX Fund has informed the Fund that, with respect to redemptions made as of October 14, 2005, the SPhinX Fund intends to make payment in the ordinary course with respect to 95% of the proceeds of such redemptions, while reserving the payment of the remaining 5% of the proceeds until such time as it may establish a reasonable valuation with respect to the foreign currency contracts to which RCM is the counterparty. As such, the Fund may reserve payment with respect to 5% of any redemption proceeds until these monies are remitted to the Fund by the SPhinX Fund.

Generally, investors in the Fund may redeem units as of (i) the 15th day of any calendar month (or the business day prior to the 15th day of the month if the 15th day of the month is not a business day), and (ii) the last business day of any calendar month; provided, however, that, in either instance, the General Partner receives 10 business days' prior written notice of an investor's intent to redeem.

Effective October 13, 2005, the composition of the Managers and Officers of the General Partner has changed as follows:

Mr. Philip R. Bennett is no longer a Manager of the General Partner.

Effective August 8, 2005, Mr. Philip Silverman resigned as the Secretary and Chief Financial Officer of the General Partner. Mr. Silverman was replaced in each capacity by Mr. Keith D. Kemp. Mr. Keith D. Kemp, age 44, is Chief Financial Officer and Secretary of the General Partner. Mr. Kemp has been Vice President of Operations for Refco Alternative Investments LLC since October 2003, where he is responsible for onshore and offshore product operations. Mr. Kemp has also been the Chief Financial Officer/Accounting Officer for Refco Commodities Management Inc. since September 1, 2005. Prior to joining Refco, Mr. Kemp worked as an independent consultant from March 2003 to October 2003. Mr. Kemp spent April 2002 to February 2003 traveling. From July 2000 to March 2002, Mr. Kemp was Senior Vice President and Chief Operating Officer of Orbitex Fund Services, Inc., where he was responsible for fund accounting, fund administration and transfer agency. From February 1999 to July 2000, Mr. Kemp was Vice President at Orbitex Management, Inc., where he was responsible for onshore and offshore product operations. Mr. Kemp holds a B.S. in Accounting from the State University of New York.

Mr. Richard C. Butt, President of the General Partner, was appointed a Manager of the General Partner. Mr. Butt will serve on the audit committee of the General Partner.

Ms. Annette A. Cazenave, age 49, was appointed a Manager of the General Partner, pending her registration as a principal of the General Partner with the National Futures Association. Ms. Cazenave will serve on the audit committee of the General Partner. Ms. Cazenave joined Refco Commodities Management, Inc. on September 1, 2005 in connection with its acquisition of the global brokerage operations of Cargill Investor Services, Inc. She joined Cargill Investor
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Services, Inc. in March 2004 with over twenty-four years of comprehensive experience in alternative asset management (futures, derivatives and hedge funds) marketing and business management. Previously, Ms. Cazenave was Vice President, Marketing and Product Development, for Horizon Cash Management, LLC (January 2002- March 2004). Prior to this, she was President and Principal of Skylark Partners, Inc. (March 1993 - December 2001) in New York, a financial services consulting firm. During this time, Ms. Cazenave acted as a consultant on behalf of Liberty Funds Group among others. Additionally, Ms. Cazenave held senior level positions with ED&F Man Funds Division (now Man Investments) in New York (March 1986-March 1993). Ms. Cazenave began her career in August 1979 as a Sugar trader and holds a B.A. from Drew University and an M.B.A. from Thunderbird, The American Graduate School of International Management.

If you have any questions regarding any of the aforementioned developments, please do not hesitate to contact your financial adviser.

Sincerely,


/s/ Richard C. Butt
Richard C. Butt
President and Manager
RefcoFund Holdings, LLC